Exhibit 7.11

JOINDER AGREEMENT

THIS JOINDER AGREEMENT (the “Joinder Agreement”) is made and entered into by each of the DAMAS II CHARITABLE REMAINDER UNITRUST U/A/D DECEMBER 13, 2007 (the “Damas Trust”) and THE PERRY 2007 IRREVOCABLE TRUST U/A/D DECEMBER 13, 2007 (the “Perry Trust” and collectively with the Damas Trust, the “Joinder Parties”) so that they may join in and become bound and obligated by the terms of that certain Support Agreement dated October 22, 2007 (the “Agreement”) by and among those parties identified on the signature page attached thereto.  Capitalized terms not otherwise defined in this Joinder Agreement shall have the same meanings as set forth in the Agreement.

WHEREAS, Lonnie C. Poole, Jr. has made a Permitted Transfer of 700,000 shares to the Damas Trust in a transaction which is a Permitted Transfer as contemplated under clause (a) of the second sentence of Section 2(b) of the Agreement (the “Poole Transfer”); and

WHEREAS, Jim W. Perry has made a Permitted Transfer of 50,000 shares to the Perry Trust in a transaction which is a Permitted Transfer as contemplated under clause (a) of the second sentence of Section 2(b) of the Agreement (the “Perry Transfer”); and

WHEREAS, the Joinder Parties are executing this Agreement in order to cause the Poole Transfer and the Perry Transfer to qualify as a Permitted Transfer under such terms of the Agreement; and

WHEREAS, the Joinder Parties desire to be bound by and enjoy the benefits of the Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements contained herein, the parties hereto agree as follows:

1.           Joinder.  The Joinder Parties shall be deemed a Party to, and subject to any and all rights and obligations that a Shareholder Party has with respect to and under, the Agreement, and each of the Joinder Parties shall be bound by the terms thereby.

2.           Representations and Warranties.  Each of the Joinder Parties hereby represents and warrants that each of the representations and warranties contained in Article III (Representations and Warranties of the Parties) of the Agreement applicable to it is true and correct on and as of the date hereof as if made on and as of such date.

3.           Effect of Agreement.  The Agreement remains in full force and effect and enforceable in accordance with its terms.  All of the terms of the Agreement are incorporated herein by reference and made a part hereof.

4.           Counterparts.  The Parties hereto may execute this Agreement in one or more counterparts, each of which constitutes an original copy of this Joinder Agreement, and all of which collectively constitute only one agreement.  This signatures of all of the Parties hereto need not appear on the same counterpart.

[Signature Page Attached]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the date first above written.

                    JOINDER PARTIES:

                    DAMAS II CHARITABLE REMAINDER
                    UNITRUST U/A/D DECEMBER 13, 2007

                    By:  /s/ Robert Hall
                    Name:    Robert Hall
                    Title:      Trustee

                    PERRY 2007 IRREVOCABLE TRUST
                    U/A/D DECEMBER 13, 2007

                    By:  /s/ Rebecca Elliott Perry
                    Name:    Rebecca Elliott Perry
                    Title:      Trustee